Exhibit 99.1

News Release

M.D.C. HOLDINGS REPORTS SELECTED PRELIMINARY 2019 SECOND QUARTER RESULTS AND ANNOUNCES EARNINGS RELEASE SCHEDULE

DENVER, COLORADO, Monday, July 8, 2019. In anticipation of investor meetings scheduled to occur before its final unaudited results will be available, M.D.C. Holdings, Inc. (NYSE: MDC), one of the nation’s leading homebuilders, reported selected preliminary results for the 2019 second quarter. These results are preliminary and unaudited.

2019 Second Quarter Highlights and Comparisons to 2018 Second Quarter (preliminary and unaudited)

●	Net new home orders increased 32% to 2,273 from 1,721
o	Monthly sales absorption pace increased 12% to 4.1; highest second quarter absorption pace since 2005
●	Ending active subdivisions increased 14% to 187 from 164
●	New home deliveries of 1,514 compared with 1,512 a year ago
o	Backlog conversion of 43%; high-end of range previously provided (41% to 43%)
o	Average sales price of approximately $484,000
●	Homes in backlog increased 7% to 4,293 from 3,998
o	Largest number of homes in backlog since 2006
●	Gross margins expected to exceed 19% (excluding impairments)

Larry A. Mizel, MDC’s Chairman and Chief Executive Officer, stated, “We are encouraged by the positive momentum generated by the year-over-year improvement in both our community count and our absorption rate. These improvements resulted in a 32% year-over-year increase in our 2019 second quarter net new home orders, which was our largest quarterly percentage increase since 2012. Importantly, the growth in our new home orders has been complemented by strong gross margins, which are expected to exceed 19% in the second quarter. Given the success of our spring selling season, we believe that we are well positioned for the remainder of 2019.”

MDC will release its 2019 second quarter earnings before the market opens on Wednesday, July 31, 2019. MDC will host a teleconference the same day at 12:30 pm ET. The live teleconference will be available by calling 866-652-5200 and requesting to join the M.D.C. Holdings, Inc. conference call. A replay of the teleconference will be available through August 7, 2019 by calling 877-344-7529 and entering Access Code # 10132841.

A webcast of the teleconference will be available live at www.mdcholdings.com, and beginning two hours after the call, a replay of the webcast will be available on the website.

Net New Orders (preliminary and unaudited)

	Three Months Ended June 30,
	2019		2018		% Change
	Homes	Monthly Absorption Rate *	Homes	Monthly Absorption Rate *	Homes	Monthly Absorption Rate
West	1,247	4.45	1,020	4.55	22%	(2)%
Mountain	689	3.56	508	2.97	36%	20%
East	337	4.36	193	2.65	75%	65%
Total	2,273	4.13	1,721	3.68	32%	12%

	Six Months Ended June 30,
	2019		2018		% Change
	Homes	Monthly Absorption Rate *	Homes	Monthly Absorption Rate *	Homes	Monthly Absorption Rate
West	2,212	4.15	2,053	4.66	8%	(11)%
Mountain	1,408	3.53	1,175	3.45	20%	2%
East	609	4.33	397	2.82	53%	54%
Total	4,229	3.94	3,625	3.93	17%	0%

*Calculated as total net new orders in period ÷ average active communities during period ÷ number of months in period

About MDC

M.D.C. Holdings, Inc. was founded in 1972. MDC's homebuilding subsidiaries, which operate under the name Richmond American Homes, have built and financed the American Dream for more than 200,000 homebuyers since 1977. MDC's commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Diego, Orange County, San Francisco Bay Area, Sacramento, Washington D.C., Baltimore, Orlando, Jacksonville, Seattle and Portland. The Company's subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol "MDC." For more information, visit www.mdcholdings.com.

Forward-Looking Statements

Certain statements in this release, including any statements regarding our business, financial condition, results of operation, cash flows, strategies and prospects, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of MDC to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic conditions, including changes in consumer confidence, inflation or deflation and employment levels; (2) changes in business conditions experienced by MDC, including cancellation rates, net home orders, home gross margins, land and home values and subdivision counts; (3) changes in interest rates, mortgage lending programs and the availability of credit; (4) changes in the market value of MDC’s investments in marketable securities; (5) uncertainty in the mortgage lending industry, including repurchase requirements associated with HomeAmerican Mortgage Corporation’s sale of mortgage loans (6) the relative stability of debt and equity markets; (7) competition; (8) the availability and cost of land and other raw materials used by MDC in its homebuilding operations; (9) the availability and cost of performance bonds and insurance covering risks associated with our business; (10) shortages and the cost of labor; (11) weather related slowdowns and natural disasters; (12) slow growth initiatives; (13) building moratoria; (14) governmental regulation, including the interpretation of tax, labor and environmental laws; (15) terrorist acts and other acts of war; (16) changes in energy prices; and (17) other factors over which MDC has little or no control. Additional information about the risks and uncertainties applicable to MDC's business is contained in MDC's most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. MDC undertakes no duty to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or webcasts should be consulted.

Contact:	Robert N. Martin
Senior Vice President and Chief Financial Officer
1-866-424-3395
IR@mdch.com

3